Exhibit 10.1

FIRST AMENDMENT TO AIRCRAFT LEASE

THIS FIRST AMENDMENT TO AIRCRAFT LEASE is made as of September 23, 2005, by and between N2T, Inc., an Oregon corporation ("Lessor") and Oakley, Inc., a Washington corporation, with its principal offices located at One Icon, Foothill Ranch, California 92610 ("Lessee") (the "Amendment").

WITNESSETH

WHEREAS, Lessor and Lessee have previously entered into that certain Aircraft Lease made as of December 18, 2003 (the "Aircraft Lease"), pursuant to which Lessor agrees to lease to Lessee that certain Global Express aircraft bearing manufacturers serial number 9010 and currently registered with the Federal Aviation Administration under registration number N701WH, together with all accessories, parts, appliances and appurtenances now or hereafter a part thereof, substitutions therefore, and repairs thereto (the "Aircraft"); and

WHEREAS, Lessor and Lessee wish to amend the Aircraft Lease in certain respects, as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

  Effective as of June 1, 2005, and continuing in effect so long as Lessor is not the owner of an aircraft used for the purposes of the Aircraft Lease and so long as Jim Jannard is using the Aircraft, Section 4 of the Aircraft Lease is amended and restated in its entirety to read: "Notwithstanding Lessee's obligations to pay for the maintenance and operating costs of the Aircraft under Section 6, Lessee and Lessor hereby agree that Lessee shall pay $90,000 in rent to Lessor per year, paid at the rate of $7,500 per month in advance on the first day of each month." Upon Lessor's ownership of an aircraft used for the purposes of the Aircraft Lease, this Amendment shall automatically terminate and the original provisions of the Aircraft Lease shall govern.
  Effective as of June 1, 2005, and continuing in effect so long as Lessor is not the owner of an aircraft used for the purposes of the Aircraft Lease and so long as Jim Jannard is using the Aircraft, Section 6(a) of the Aircraft Lease is amended and restated in its entirety to read: "Lessee shall pay to Lessor a monthly maintenance fee fixed at $5,000 per month, paid in advance on the first day of each month." Upon Lessor's ownership of an aircraft used for the purposes of the Aircraft Lease, this Amendment shall automatically terminate and the original provisions of the Aircraft Lease shall govern.
  Except as modified by this Amendment, all the terms, conditions, and covenants contained in the Aircraft Lease shall remain unmodified, in full force and effect and binding upon and enforceable against Lessor and Lessee, and are hereby ratified and confirmed. In the event of a conflict between the terms and conditions of this Amendment and those of the Aircraft Lease, the terms and provisions of this Amendment shall control.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Amendment to be duly executed below.

LESSEE:

OAKLEY, INC.

______________________
By: Link Newcomb
Its: Chief Operating Officer
Date: September 23, 2005

LESSOR:

N2T, INC.

______________________
By: Jim Jannard
Its: President
Date: September 23, 2005